Exhibit 99.2

Corning Incorporated www.corning.com

News Release

FOR RELEASE — AUGUST 17, 2010

Corning Announces Results to Date of Cash Tender Offer

CORNING, N.Y. — Corning Incorporated (NYSE:GLW) announced today that, pursuant to its previously announced cash tender offer, $266.4 million in aggregate principal amount of notes subject to the cash tender offer were validly tendered and not validly withdrawn before 5:00 p.m. New York City time on Monday, August 16, 2010, the early tender date for the tender offer, according to information provided by Global Bondholder Services Corporation, the depositary for the tender offer, as more fully set forth below.

Title of Security	Acceptance Priority Level	Aggregate Principal Amount Outstanding	Principal Amount Tendered	Approximate Percentage of Outstanding Amount Tendered

5.9% Notes due March 15, 2014(1)	1	$200,000,000	$112,755,000	56.38%

6.2% Notes due March 15, 2016	2	$200,000,000	$126,072,000	63.04%

8.875% Debentures due March 15, 2016	3	$75,000,000	$27,572,000	36.76%

Aggregate Total Tender Offer Securities		$475,000,000	$266,399,000	56.08%

(1)	The maximum principal amount of 5.9% Notes due 2014 that will be purchased by Corning is $100,000,000.

Corning will accept for payment only $225.0 million combined aggregate principal amount of notes. Tendered notes will be accepted in the order of the acceptance priority levels set forth in the table above, except that the aggregate principal amount of 5.9% notes due 2014 that will be accepted will not exceed $100.0 million. Because tenders of an aggregate principal amount of more than $100.0 million of the 5.9% notes due 2014 and more than $125.0 million of the 6.2% notes due 2016 were received, Corning will not accept any 8.875% debentures due 2016 for purchase. In addition, validly tendered 5.9% notes due 2014 and 6.2% notes due 2016 remain subject to proration according to the terms set forth in the Offer to Purchase dated August 3, 2010.

Holders of notes subject to the tender offer who validly tendered and did not validly withdraw their notes before the early tender date are eligible to receive the total consideration, which includes an early tender premium of $50.00 per $1,000 principal amount of notes tendered by such holders that are accepted for purchase. Holders of notes subject to the tender offer who validly tender their notes after the early tender date will be eligible to receive the tender consideration, which is the total consideration minus $50.00 per $1,000 principal amount of notes tendered by such holders that are accepted for purchase. In addition to the total consideration or the tender consideration, as applicable, accrued interest up to, but not including, the settlement date will be paid in cash on all validly tendered notes accepted in the tender offer. The settlement will follow promptly after the expiration date and currently is expected to be Wednesday, September 1, 2010. Notes tendered pursuant to the tender offer may no longer be withdrawn, unless otherwise required by law.

The tender offer is scheduled to expire at 11:59 p.m., New York City time, on August 30, 2010, unless extended. The terms and conditions of the tender offer, including the conditions of Corning’s obligation to accept the notes tendered and to pay the total consideration or the tender offer consideration, as applicable, plus accrued and unpaid interest, are set forth in the Offer to Purchase dated August 3, 2010 and the related Letter of Transmittal. The tender offer is subject to the satisfaction or waiver of certain conditions set forth in the Offer to Purchase. The condition that Corning consummate financing arrangements prior to the expiration date as described in the Offer to Purchase has been satisfied by Corning’s completion of its previously announced note offering.

Corning has retained Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. to serve as dealer managers for the tender offer and has retained Global Bondholder Services Corporation to serve as depositary and information agent for the tender offer.

Requests for documents relating to the tender offer may be directed to Global Bondholder Services Corporation by telephone at (866) 470-3700 or (212) 430-3774 or in writing at 65 Broadway, Suite 404, New York, New York 10006. Questions regarding the tender offer may be directed to Deutsche Bank Securities Inc. at (866) 627-0391 or to J.P. Morgan Securities Inc. at (866) 834-4666.

This press release is not a tender offer to purchase or a solicitation of acceptance of a tender offer, which may be made only pursuant to the terms of the Offer to Purchase. In any jurisdiction where the laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed made on behalf of Corning Incorporated by Deutsche Bank Securities Inc. or J.P Morgan Securities Inc., or one or more registered brokers or dealers under the laws of such jurisdiction.

Forward-Looking and Cautionary Statements

This press release may contain “forward-looking statements” which are based on current expectations and assumptions about Corning’s financial results and business operations, that involve substantial risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the effect of global political, economic and business conditions; conditions in the financial and credit markets; currency fluctuations; tax rates; product demand and industry capacity; competition; reliance on a concentrated customer base; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization; pricing fluctuations and changes in the mix of sales between premium and non-premium products; new plant start-up or restructuring costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political or financial instability, natural disasters, adverse weather conditions, or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; retention of key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are detailed in Corning’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

About Corning Incorporated

Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 150 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

Media Relations Contact:	Investor Relations Contact:
Kelli Hopp-Michlosky	Kenneth C. Sofio
(607) 974-1657	(607) 974-7705
hoppkc@corning.com	sofiokc@corning.com